UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C
Information Statement Pursuant to Section 14(c) of the
Securities Exchange Act of 1934
(Amendment No.     )

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Preliminary Information Statement

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Definitive Information Statement

Commonwealth Edison Company

(Name of Registrant as Specified in its Charter)
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Fee computed on table in exhibit required by Item 25(b) of Schedule 14A per Item 1 of this Schedule and Exchange Act Rules 14c-5(g) and 0-11

Notice of Action by Written Consent of Majority Shareholder
In Lieu of a Meeting of Shareholders to Elect Directors
and Information Statement
April 28, 2023
To the Shareholders of Commonwealth Edison Company:
Notice is hereby given in accordance with Section 7.10 of the Illinois Business Corporation Act of 1983, as amended (the Act), that on or about May 18, 2023, the majority shareholder of Commonwealth Edison Company will take action by written consent in lieu of a meeting to elect the following directors:
1.
Calvin G. Butler Jr.

2.
Ricardo Estrada

3.
Gil Quiniones

4.
Zaldwaynaka Scott

5.
Smita Shah

In accordance with Section 7.10 of the Act, notice of the action by written consent will be delivered to the shareholders promptly after the action is taken.
Very truly yours,
/s/ Katherine A. Smith Katherine A. Smith Corporate Secretary

INFORMATION STATEMENT
WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY
This Information Statement is being provided to you in connection with the action by written consent of the majority shareholder of Commonwealth Edison Company (ComEd or the Company) to be taken on or about May 18, 2023.
ComEd is an indirect majority-owned subsidiary of Exelon Corporation (Exelon). ComEd’s principal executive offices are located at 10 South Dearborn Street, Chicago, Illinois 60603. As of April 3, 2023, ComEd had 127,021,394 shares of common stock outstanding, $12.50 par value (ComEd Common Stock), of which 127,002,904 shares of ComEd Common Stock, or over 99%, are owned by Exelon Energy Delivery Company, a wholly owned subsidiary of Exelon. Exelon intends to cause its subsidiary to take action by written consent to elect the nominees for director named under Election of Directors below.
Exelon is a utility services holding company engaged in the energy delivery business through its subsidiaries:
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ComEd in northern Illinois,

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Baltimore Gas and Electric Company (BGE) in Baltimore and central Maryland,

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PECO Energy Company (PECO) in Philadelphia and southeastern Pennsylvania,

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Atlantic City Electric Company (ACE) in southern New Jersey,

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Delmarva Power & Light Company (DPL) in Delaware and Maryland, and

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Potomac Electric Power Company (Pepco) in the District of Columbia and Maryland.

Cautionary Statements Regarding Forward-Looking Information
This Information Statement contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. The factors that could cause actual results to differ materially from the forward-looking statements made by Exelon and ComEd include those factors discussed herein, as well as (1) the items discussed in Exelon’s and ComEd’s 2022 Annual Report on Form 10-K in (a) ITEM 1A. Risk Factors, (b) ITEM 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations and (c) ITEM 8. Financial Statements and Supplementary Data: Note 24 and (2) other factors discussed in filings with the U.S. Securities and Exchange Commission (SEC) by Exelon and ComEd. Readers are cautioned not to place undue reliance on these forward-looking statements, which apply only as of the date of this Information Statement. Exelon does not undertake any obligation to publicly release any revision to its forward-looking statements to reflect events or circumstances after the date of this Information Statement.
COMED GOVERNANCE
As a controlled subsidiary of Exelon, ComEd does not have separate audit, nominating, and compensation committees. Instead, those functions are fulfilled by the Audit and Risk, Corporate Governance, and Compensation Committees of the Exelon Board of Directors (Exelon Board). The ComEd Board established an Executive Committee in January 2014 which is authorized to act for limited purposes when it is not convenient to call a meeting of the full ComEd Board. The sole member of the Executive Committee is Mr. Butler.
Independence Standards
ComEd’s Amended and Restated Bylaws (Bylaws) and Corporate Governance Principles require that at least one of the ComEd directors be independent, defined for this purpose as not being a director, officer, or employee of Exelon or ComEd. The bylaws further require that a majority of the ComEd

Board and at least one independent director approve the declaration and payment of dividends, the purchase of electric energy, and any decision to seek protection from creditors under federal or state bankruptcy or related laws.
Leadership Structure and Board Meetings
Mr. Butler, President and Chief Executive Officer of Exelon, serves as Chair of the ComEd Board and Mr. Quiniones, Chief Executive Officer of ComEd, serves as Vice Chair of the ComEd Board. Because ComEd is a controlled subsidiary of Exelon, the ComEd Board determined that there is no need to adopt a policy with respect to whether the positions of ComEd Board Chair and Chief Executive Officer should be held by the same person.
During 2022, ComEd’s Board held five meetings. To date in 2023, the ComEd Board has held two meetings. The directors had an average attendance of 100% for all ComEd Board meetings in 2022 and each incumbent director nominee attended at least 75% of the Board meetings.
Oversight of Risk
As a controlled company, ComEd’s risk is managed by Exelon in conjunction with Exelon’s overall risk oversight and risk management structure; however, both the Exelon Board and the ComEd Board provide oversight of risk management practices. Exelon and ComEd operate in an environment that involves significant risks. Exelon’s Enterprise Risk Management (ERM) team, in collaboration with its operating companies, is responsible for coordinating Exelon’s risk management program. As part of its risk oversight program, Exelon has adopted a Three Lines operating model of governance developed by the Institute of Internal Auditors and updated in 2020. The Three Lines Model delineates responsibilities across business operations, risk, and oversight functions to support coordinated management and oversight of risks.
The Exelon ERM team works collaboratively with business teams to help them identify and assess risks, and to better understand how to manage risks and establish tolerances that allow for growth while staying within our risk appetite. Regular risk assessments deepen our understanding of risks, enable effective action to mitigate risks and strengthen our risk culture.
Each operating company of Exelon, including ComEd, has a management-level Risk Management Committee tasked with identifying and evaluating the most significant risks of the business and the actions needed to manage and mitigate those risks. Senior executives of ComEd also discuss risks with the ComEd Board and/or the Exelon Audit and Risk Committee. The Exelon Board regularly discusses enterprise risks in connection with the evaluation of capital investments, other business opportunities and strategies as well as emerging trends or developments.
As previously disclosed in ComEd’s 2020 Annual Report on Form 10-K, on July 17, 2020, ComEd entered into a Deferred Prosecution Agreement (DPA) with the U.S. Attorney’s Office for the Northern District of Illinois (USAO) to resolve the USAO’s investigation into past ComEd lobbying activities in the State of Illinois. Under the DPA, the USAO filed a single charge alleging that ComEd improperly gave and offered to give jobs, vendor subcontracts, and payments associated with those jobs and subcontracts for the benefit of the Speaker of the Illinois House of Representatives (the Speaker) and the Speaker’s associates, with the intent to influence the Speaker’s action regarding legislation affecting ComEd’s interests. The DPA provides that the USAO will defer any prosecution of such charge and any other criminal or civil case against ComEd in connection with the matters identified therein for a three-year period subject to certain obligations of ComEd. ComEd’s response to the investigation was overseen by a Special Oversight Committee of independent members of the Exelon Board. In addition, the Exelon Audit and Risk Committee oversaw the development of significantly strengthened controls through, among other things, consolidating oversight of the internal audit, compliance and ethics, and enterprise risk management functions and the implementation of four new policies governing the interactions of all Exelon and ComEd employees with public officials. The Exelon Audit and Risk Committee monitors the effectiveness of these policies as well as other compliance controls over key risks.

Board and Director Evaluations
The ComEd Corporate Governance Principles provide that the ComEd Board Chair and Vice Chair recommend the process and criteria used in the annual evaluation of the performance of the ComEd Board as a group. Individual directors receive feedback from the ComEd Board Chair or the Vice Chair as appropriate. The ComEd Board Chair reviews with the Exelon Corporate Governance Committee the results of the annual evaluation of the performance of the ComEd Board and, as appropriate, the performance of individual directors. The Exelon Corporate Governance Committee may recommend changes or enhancements to the ComEd Board for its consideration. The ComEd Board Chair or Vice Chair will provide a report of evaluation results to the ComEd Board along with any recommendations from the Exelon Corporate Governance Committee.
Director Education
Each new director receives a customized orientation program based on their experience and knowledge. ComEd’s orientation program is tailored to the needs of each new director depending on his or her level of experience serving on other boards and knowledge of the Company or the utility industry. Materials provided to new directors include information on ComEd’s strategy, financial matters, operations, corporate governance practices, Code of Business Conduct, and other key policies and practices, including each of the Company’s policies related to interactions with public officials. The onboarding process includes a series of one-on-one meetings with members of ComEd’s senior management and their staff for deep-dive briefings. Continuing education is also provided during portions of regular ComEd Board meetings and focuses on the topics necessary to enable the ComEd Board to effectively consider issues presented (such as new regulatory standards). Education may take the form of presentations from senior leadership or other subject matter experts within the Company, presentations from external advisors or industry leaders, or “white papers” which are deep dives into timely subjects or topics.
Related Person Transactions
Exelon has adopted a written policy on the review, approval, or ratification of transactions with related persons, which is overseen by the Exelon Corporate Governance Committee and is available on Exelon’s website. The policy, which is applicable to ComEd, provides that the Exelon Corporate Governance Committee or the Committee Chair will review any proposed, existing, or completed transactions in which the amount involved exceeds $120,000 and in which any related person had, has, or will have a direct or indirect material interest. In general, related persons are directors and executive officers and their immediate family members, as well as stockholders beneficially owning 5% or more of Exelon’s outstanding stock as defined in SEC rules. Exelon’s Chief Legal Officer reviews relevant information on transactions, arrangements, and relationships disclosed and decides as to the existence of a related person transaction as defined by SEC rules and the policy. Related person transactions that are in, or not inconsistent with, the best interests of the Company, are approved by the Exelon Corporate Governance Committee and reported to the Board. Related person transactions are disclosed in accordance with applicable SEC and other regulatory requirements. There were no related person transactions identified in 2022.
Communications With the Board
Shareholders and other interested parties who wish to communicate with the ComEd or any individual director may do so by writing to the company’s Corporate Secretary at 10 South Dearborn Street, P.O. Box 805398, Chicago, Illinois 60680-5398 and addressing the communication to the ComEd Board or the individual director.
COMPOSITION OF THE BOARD
ComEd is a controlled subsidiary of Exelon and does not have a separate corporate governance or nominating committee.

ComEd’s Corporate Governance Principles provide that potential ComEd director nominees are considered by the ComEd Board Chair and Vice Chair. The ComEd Board Chair and Vice Chair consult with the Exelon Corporate Governance Committee or its chair, to periodically determine the appropriate mix of skills and characteristics that the ComEd Board of Directors (ComEd Board) requires. At a minimum, the following attributes should be met to qualify for ComEd Board service:
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Highest personal and professional ethics, integrity, and values

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An inquiring and independent mind, practical wisdom, and mature judgment

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Broad training and experience at the policy making level in business, government, education, or technology

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Expertise that is useful to the enterprise and complementary to other board members

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Willingness to remain current with industry and other developments relevant to ComEd’s strategic and business direction

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Willingness to devote the time required to fulfill the duties and responsibilities of board membership and a commitment to serve for a period of years to develop knowledge about ComEd’s principal operations

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Involvement only in activities or interests that do not create a conflict with the director’s responsibilities to ComEd and its shareholders or other stakeholders

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A commitment to represent the long-term interests of ComEd shareholders, employees, customers, and communities

The ComEd Board as a whole should reflect diversity with respect to personal backgrounds, skill sets, experience, thought, ethnicity, race, gender, age, and nationality, and should also reflect a balance of short- and long-tenured members possessing core competencies and experience in the following areas: accounting and financial reporting; executive management; talent management; innovation and technology; safety, physical security, and cybersecurity; utility sector experience and/or knowledge of ComEd’s business, service territory and customer needs; regulatory, public policy or government; and construction, engineering, and project management.
ComEd’s Bylaws and Corporate Governance Principles require that at least one of the ComEd directors be independent, defined for this purpose as not being a director, officer, or employee of Exelon or ComEd (excluding positions as directors of subsidiaries of ComEd). Under this standard, three director nominees have been determined to be independent.
ComEd’s Bylaws and Corporate Governance Principles also provided that each independent member of the ComEd Board must retire from the board at or before the next annual meeting of shareholders following the director’s 75th birthday; provided, however, that the ComEd Board has the discretion to decline a tendered resignation if it determines, based on the recommendation of the Exelon Corporate Governance Committee, that it is in the best interests of ComEd and its shareholders to extend the director’s continued service for an additional period of time.
DIRECTOR NOMINEES
The ComEd Board currently consists of five members, with each of the directors named below nominated for election to the ComEd Board by shareholders. Pursuant to Section 7.10(a) of the Act, the majority shareholder of ComEd will take action by written consent in lieu of a meeting to elect each of the director nominees. Each director will serve a term ending with the date of the next annual meeting of shareholders, or until their successors are elected and qualified. The five director nominees have been determined to possess the attributes and core competencies identified above and each has been previously elected or appointed on the recommendation of the Exelon Corporate Governance Committee. The director nominees have a wide diversity of experience to serve the needs of the ComEd Board. Biographical information about each of the directors follows.

Calvin G. Butler Jr. (Age 53) — Director since 2019 and Chair since 2021
Mr. Butler is President and Chief Executive Officer of Exelon. Additionally, Mr. Butler serves as the board Chair for each of the ComEd, BGE, PECO and Pepco Holdings LLC (PHI) boards. Prior to his current role, Mr. Butler served as President and Chief Operating Officer of Exelon from October 2022 to December 2022; as Senior Executive Vice President and Chief Operating Officer from 2021 to 2022; Chief Executive Officer of Exelon Utilities from 2019 to 2021; and Chief Executive Officer of BGE from 2014 to 2019. Mr. Butler held other leadership roles with Exelon and BGE since 2008. Mr. Butler serves as vice chair of the Institute of International Education, serves on several nonprofit boards in areas where Exelon operates, and is on the Board of Trustees of his undergraduate alma mater, Bradley University in Peoria, Ill. Mr. Butler also serves on the James Madison Council of the Library of Congress.
Ricardo Estrada (Age 56) — Independent Director since 2021
Mr. Estrada is the President and Chief Executive Officer of Metropolitan Family Services, a non-profit organization serving low-income and working poor families across Chicago, a position he has held since 2011. Prior to his current role, he served as first deputy commissioner for the Chicago Department of Family and Support Services from 2010 — 2011. Mr. Estrada was appointed by the mayor of Chicago to the Board of Directors for Metra. Mr. Estrada also serves as a trustee of the University of Illinois system and a director for Navy Pier, A Better Chicago, and Grand Victoria Foundation.
Gil Quiniones (Age 56) — Chief Executive Officer, Director, and Vice-Chair since 2021
Mr. Quiniones has served as Chief Executive Officer of ComEd since 2021. He also serves as Vice-Chair of the ComEd Board. Before joining ComEd, Mr. Quiniones served for more than a decade as President and Chief Executive Officer of the New York Power Authority (NYPA), the nation’s largest state-owned electric utility. Before joining NYPA in 2007, Mr. Quiniones held several positions in the administration of New York City Mayor Michael R. Bloomberg, including more than four years as senior vice president of energy and telecommunications. He started his career at Consolidated Edison (Con Edison), one of the nation’s largest investor-owned energy companies and an electric and gas utility serving parts of southeastern New York and northern New Jersey, including New York City. Mr. Quiniones currently serves as a director for the Civic Federation and World Business Chicago.
Zaldwaynaka (“Z”) Scott (Age 64) — Independent Director since 2022
Ms. Scott is the president of Chicago State University, a Predominantly Black Institution. Prior to her current role, she was an equity partner at the law firm Foley & Lardner LLP from 2016 to 2018 and an equity partner and chair of the white-collar practice at Kaye Scholer LLP from 2010 to 2016. From 2003 to 2005, she was appointed by the Illinois Governor to serve as the Executive Inspector General. She also spent 15 years working as an Assistant U.S. Attorney in the United States Attorney’s Office for the Northern District of Illinois. Ms. Scott also serves on the board of directors for the John G. Shedd Aquarium, the U.S. Coast Guard Academy, the Ann & Robert H. Lurie Children’s Hospital, Just the Beginning Foundation and the Institute for College Access & Success.
Smita Shah (Age 49) — Independent Director since 2022
Ms. Shah is the Founder, President, and Chief Executive Officer of SPAAN Tech, Inc. Founded in 1998, Spaan Tech is an engineering and construction management firm that provides and implements sustainable solutions in the transportation, aviation, water, energy, and technology industries. Ms. Shah serves on the board of MacLean-Fogg Company and InvenTrust. In recognition of Ms. Shah’s leadership and commitment to the community, she was appointed by President Biden to the President’s Commission on Asian Americans, Native Hawaiians, and Pacific Islanders. She serves as trustee of Lincoln Academy of Illinois and co-chairman of the Board of Young President’s Organization Chicago. She also serves on the boards of Museum of Science and Industry, Navy Pier, After School Matters, Environmental Law and Policy Center, and the University of Chicago Harris School of Public Policy. She is a Professional Engineer licensed in multiple states.
AUDIT MATTERS
As a controlled subsidiary of Exelon, ComEd does not have a separate audit committee. Instead, the Exelon Audit and Risk Committee fulfills that function for ComEd.

Fees Subject to Pre-Approval Policy
Pursuant to the Exelon Audit and Risk Committee’s pre-approval policy, all audit and non-audit services to be provided by the independent auditor shall be pre-approved, taking into account the nature, scope, and projected fees of each service as well any potential implications for auditor independence. The policy specifically sets forth services that the independent auditor is prohibited from performing by applicable law or regulation. Further, the Exelon Audit and Risk Committee may prohibit other services that in its view may compromise, or appear to compromise, the independence and objectivity of the independent auditor. Predictable and recurring audit and permitted non-audit services are considered for pre-approval by the Exelon Audit and Risk Committee on an annual basis.
For any services not covered by these initial pre-approvals, the Exelon Audit and Risk Committee has delegated authority to the Exelon Audit and Risk Committee Chair to pre-approve any audit or permitted non-audit service with fees in amounts less than $500,000. Services with fees exceeding $500,000 require pre-approval from the Exelon Audit and Risk Committee. The Exelon Audit and Risk Committee receives quarterly reports on the actual services provided by and fees incurred with the independent auditor. No services were provided pursuant to the de minimis exception to the pre-approval requirements contained in the SEC’s rules.
Independent Auditor
PricewaterhouseCoopers (PwC) has served as independent auditor to Exelon and ComEd since 2000. The Exelon Audit and Risk Committee is responsible for the evaluation of the auditor’s independence on an annual basis and has recommended their retention for 2023.
Audit Fees
The Exelon Audit and Risk Committee reviewed PwC’s 2022 Audit Plan and proposed fees and concluded that the scope of audit was appropriate, and the proposed fees were reasonable. The following table presents the fees (in thousands of dollars) for professional services rendered by PwC for the audit of ComEd’s annual financial statements for the years ended December 31, 2022, and December 31, 2021, and fees billed for other services provided during those periods. These fees include an allocation of amounts billed directly to Exelon. The fees include amounts related to the year indicated, which may differ from amounts billed.
	Year Ended December 31,
(in thousands)	2022 ($)	2021 ($)
Audit fees1	3,238	2,802
Audit related fees2	65	—
Tax fees3	219	221
All other fees4	1,205	767
Total:	4,726	3,790

(1)
Audit fees include financial statement audits and reviews under statutory or regulatory requirements and services that generally only the auditor reasonably can provide, including SEC and FERC financial statement audits and reviews, review of documents filed with the SEC, issuance of comfort letters and consents for debt issuances and other attest services required by statute or regulation.

(2)
Audit related fees consist of assurance and related services that are traditionally performed by the principal auditor and are reasonably related to the performance of the audit or review of the financial statements or other assurance services to comply with contractual requirements, financial accounting, or reporting and control consultations.

(3)
Tax fees consist of tax compliance, planning and advice services, including tax return preparation, refund claims, tax payment planning, assistance with tax audits and appeals, advice related to mergers and acquisitions and transactions, or requests for rulings or technical advice from tax authorities.

(4)
All other fees consist of system implementation quality assurance services but also include fees incurred in connection with the receipt of an SEC subpoena requesting information related to the facts underlying the deferred prosecution agreement entered into by ComEd.

Report of the Exelon Audit and Risk Committee (as presented in Exelon’s 2023 Proxy Statement)
Management has primary responsibility for preparing the Company’s financial statements and establishing effective internal controls over financial reporting. PricewaterhouseCoopers LLP (PwC), the Company’s independent auditor for the year ended December 31, 2022, is responsible for auditing those financial statements and expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles and on the effectiveness of the Company’s internal controls over financial reporting based on criteria established in 2013 by the Committee of Sponsoring Organizations of the Treadway Commission.
The Audit and Risk Committee has reviewed and discussed with management and PwC the Company’s audited financial statements for the year ended December 31, 2022, including the critical accounting policies applied by the Company in the preparation of these financial statements and PwC’s evaluation of the Company’s internal control over financial reporting. The Audit and Risk Committee has also discussed with PwC the matters required to be discussed pursuant to PCAOB standards and had the opportunity to ask PwC questions relating to such matters. PwC has provided to the Audit and Risk Committee the written disclosures and PCAOB-required letter regarding its communications with the Audit and Risk Committee concerning independence, and the Audit and Risk Committee has discussed the independent audit firm’s independence with PwC.
In reliance on these reviews and discussions and other information considered by the Committee in its judgment, the Audit and Risk Committee recommended to the Board, and the Board approved, that the audited financial statements be included in Exelon Corporation’s Annual Report on Form 10-K for the year ended December 31, 2022, for filing with the SEC.
Ann Berzin, Chair	Paul Bowers
Marjorie Rodgers Cheshire	Carlos Gutierrez
Linda Jojo	Paul Joskow

EXECUTIVE COMPENSATION
The compensation of ComEd’s named executive officers (NEOs) is set under the direction of the Exelon Board’s Compensation Committee (Exelon Compensation Committee), generally consistent with Exelon’s overall compensation and benefits programs and policies. The compensation discussion and analysis (CD&A) and compensation disclosure that follows is adapted from the CD&A and compensation disclosure included in Exelon’s 2023 proxy statement and includes information pertaining to ComEd executive compensation. The Exelon Compensation Committee provided a report on the CD&A that was included in Exelon’s 2023 proxy statement and is presented below.
The Exelon Compensation Committee is responsible for setting Exelon’s general policy regarding executive compensation to ensure that compensation levels and performance targets for Exelon and its subsidiaries are consistent with Exelon’s compensation philosophy and aligned with its strategic and operating objectives. The Exelon Compensation Committee is careful to set goals that are sufficiently rigorous to meaningfully incentivize management performance. In setting the goals, the Exelon Compensation Committee takes into account input from Exelon’s executive officers.
Compensation Consultant
The Exelon Compensation Committee is authorized to retain and terminate, without Exelon Board or management approval, the services of an independent compensation consultant to provide advice and assistance. The Exelon Compensation Committee retains the services of Meridian Compensation Partners, LLC (Meridian), an independent compensation consultant, to support its duties and responsibilities.
The Exelon Compensation Committee annually reviews the compensation, performance, and independence of Meridian and approves the firm’s fees and other retention terms. The Exelon Compensation Committee has assessed the independence of Meridian and concluded that they are independent and that no conflict of interest exists that would prevent Meridian from serving as an independent consultant to the Exelon Compensation Committee.
Compensation Committee Interlocks and Insider Participation
During 2022, no officers or employees or former officers of ComEd participated in deliberations with the Exelon Compensation Committee concerning ComEd executive officer compensation. Mr. Quiniones provided input concerning the compensation of ComEd executive officers in 2022, other than himself.
Report of the Exelon Compensation Committee (as presented in Exelon’s 2023 Proxy Statement)
The Exelon Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on such review and discussion, the Committee recommended the Board approve the Compensation Discussion and Analysis be included in the 2023 Proxy Statement.
Linda Jojo, Chair
Anthony Anderson
Marjorie Rodgers Cheshire
Carlos Gutierrez

COMPENSATION DISCUSSION & ANALYSIS
This CD&A discusses the 2022 compensation for ComEd’s NEO comprising the Chief Executive Officer, Chief Financial Officer, and the three other most highly compensated executive officers serving as of the end of 2022. These officers are listed below.
Gil Quiniones Chief Executive Officer	Elisabeth Graham Senior Vice President, Chief Financial Officer, and Treasurer
Terence R. Donnelly President and Chief Operating Officer	Melissa Washington Senior Vice President, Customer Operations	E. Glenn Rippie Senior Vice President and General Counsel
The CD&A also describes the compensation of the Company’s former Interim Senior Vice President, Chief Financial Officer, and Treasurer, Joseph Trpik. Mr. Trpik served in this role through April 1, 2022.
Executive Compensation Program Philosophy and Objectives
The ComEd executive compensation program is established as part of Exelon’s overall executive compensation program. The goals of Exelon’s overall executive compensation program are to motivate executives to achieve long-term value by delivering on objectives that support the Company’s value proposition and strategic business objectives. This is accomplished by using metrics and goals that are directly linked to the Company’s strategy and performance. Each element of total direct compensation is based on market data, the executive’s competencies and skills, scope of responsibilities, experience and performance, retention, succession planning and organizational structure of the business.
2022 Compensation Program Structure.
The 2022 compensation program is summarized below. Primary compensation elements include fixed and variable components.
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Base Salary (100% Cash) — Provides fixed income at competitive, market-based levels attracts and retains top talent.

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Annual Incentive Plan (AIP) (100% Cash) — Motivates executives to achieve key annual financial and operational goals that reflect commitment to superior operations and supporting our customers and communities.

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Long Term Incentive Plan (LTIP) (67% Performance Shares; 33% Restricted Stock Units (RSUs)) — Drives executive focus on long-term goals supporting utility growth, financial results, and capital stewardship. Performance Shares are based on cumulative performance over 3-year cycle and are subject to a 3-year total shareholder return (TSR) Modifier. RSU awards vest one-third per year over three years with no associated performance metrics.

Base Salary Review and Adjustments
Base salaries for Exelon’s executive officers, including the ComEd Chief Executive Officer (ComEd CEO), are set by the Exelon Compensation Committee, and adjusted following an annual market assessment of peer group compensation conducted by the Committee’s independent compensation consultant, Meridian. Base salaries may be adjusted as part of the annual merit review or based on a promotion or significant change in job scope. In addition to the market assessment, the Exelon Compensation Committee also takes into account the need to retain an experienced team along with job promotions, individual performance; scope of responsibility, leadership skills and values, current compensation, internal equity, and other legacy matters.
Mr. Quiniones provided input concerning the compensation of ComEd executive officers in 2022, other than himself.

Annual Incentive Plan (AIP) Overview
The AIP is an annual cash incentive program that provides ComEd’s NEOs the opportunity to receive an annual cash award based on the achievement of predetermined financial and operational goals. For all NEOs except Mr. Quiniones, AIP is based solely on ComEd performance metrics which are linked to ComEd’s business goals and strategic focus areas as follows.
35% Financial Discipline	• Total operations and maintenance (O&M) expense and capital expenditures
30% Operational Excellence	• ComEd Value Based Engagements • ComEd Safety Best Practices	• ComEd Outage Frequency (SAIFI) • ComEd Outage Duration (CAIDI)
35% Customer and Key Stakeholder Satisfaction	• ComEd First Contact Resolution • ComEd Call Center Satisfaction	• ComEd Customer Satisfaction Index • ComEd EIMA Reliability Metrics Index
Since Mr. Quiniones is also an executive officer of Exelon, his AIP goals are based on 25% Exelon’s adjusted (non-GAAP) operating EPS* and 75% ComEd-specific goals (including each of the above listed goals plus ComEd Operating Net Income*).
The goal-setting process employs a multi-layer approach and analysis that incorporates a blend of objective and subjective business considerations and other analytical methods to ensure that the goals are sufficiently rigorous. Such considerations include: a logical progression of results from the recent past; evaluation against a relevant group of the Company’s peers; ensuring near- and intermediate-term goals follow a trend line consistent with long-term aspirations; alignment with externally communicated financial guidance & shareholder expectations; and a balance of shared benefits between shareholders and participants.
AIP targets are set and expressed as a percentage of base salary. At the end of the year, the performance factor is calculated based on the weighted average of the actual results for each of the performance metrics. However, the Company limits the amount of any potential AIP award earned if overall company profitability is below particular thresholds.
Additionally, the ComEd CEO recommends a discretionary individual performance multiplier (IPM) for each executive officer based on individual performance achieved, which can range from 50% to 110%. The ComEd CEO is not eligible for an IPM, nor was Mr. Trpik as Exelon Corporate Controller, an Exelon executive officer. The final award is calculated by multiplying the target award by the performance factor and then, if applicable, multiplying that total by the individual’s IPM. Final awards can range from 0% to 200% of target.

2022 AIP Metrics Scorecard
2022 ComEd Metrics:	Threshold (50%)	Target (100%)	Distinguished (200%)	2022 Actual Results	Performance Relative to Target	Unadjusted Payout as a % of Target
ComEd Total O&M Expense ($M)	$1.086.9	$1,035.1	$931.6	$1,014.7	119.71%	41.90%

ComEd Value Based Engagements	90%	100%	110%	110%	200.00%	10.00%

ComEd Safety Best Practices	4	5	6	6	200.00%	10.00%

ComEd Outage Frequency (SAIFI)	.80	.50	.46	.43	200.00%	10.00%

ComEd Outage Duration (CAIDI)	90	69	65	67	150.00%	15.00%

ComEd First Contact Resolution	74.4	78.4	82.4	78.4	100.00%	10.00%

ComEd Call Center Satisfaction	83.3	88.8	90.8	89.1	115.00%	11.50%

ComEd Customer Satisfaction Index	7.95	8.20	8.40	8.17	94.00%	9.40%

ComEd EIMA Reliability Metrics Index	50%	100%	200%	200.00%	200.00%	10.00%

Metrics Applicable to Mr. Quiniones ONLY:

Adjusted (non-GAAP) Operating EPS*	$2.09	$2.25	$2.41	$2.27	112.50%	28.13%

ComEd Operating Net Income	$767.7	$825.5	$883.3	$930.7	200.00%	50.00%
* See definitions of non-GAAP measures in Appendix A
Long-Term Incentive Plan (LTIP) Overview
The Exelon Compensation Committee grants long-term equity incentive awards annually at its first regular meeting each year. When the total target equity incentive award is determined, the value is split between Exelon restricted stock units (RSUs) (33%) and performance shares (67%).
RSUs vest ratably over three years. RSUs receive dividend equivalents that are reinvested as additional RSUs and remain subject to the same vesting conditions as the underlying RSUs. RSUs are not subject to performance metrics.
Impact of Separation on the 2020 – 2022 and 2021 – 2023 LTIP Programs:
Performance shares are typically earned based on performance achieved over a three-year period; however, under the terms of Exelon’s Long-Term Incentive Plans, the Exelon Compensation Committee is authorized to “appropriately adjust” outstanding equity-based compensation awards in the event of a spin-off transaction. The Exelon Compensation Committee made the adjustments discussed below by using the five-day pre-and post-separation volume-weighted average prices (VWAP) in order to maintain overall award values.
2020 – 2022 Performance Shares
In connection with Exelon’s spin-off of Constellation Energy Group on February 1, 2022, the Exelon Compensation Committee adjusted the 2020-2022 performance shares based on performance metrics achieved for the two-year period of January 1, 2020 – December 31, 2021. Similarly, the TSR modifier (described in more detail below), was also measured for the same two year-period. Following the determination of the performance metrics as of December 31, 2021, the Exelon Compensation Committee determined to convert the awards to time-based awards that vested on the original schedule, i.e., at the Exelon Compensation Committee’s January 23, 2023, meeting at which point the value of the awards was calculated based on the day’s closing stock price of $41.82.
2021 – 2023 Performance Shares
Target performance share awards were adjusted by the TSR multiplier of 23.17% calculated based on Exelon’s 2021 TSR relative to that of the PHLX Utility Sector Index (UTY) for the 2021 calendar year. On January 28, 2022, the Exelon Compensation Committee determined to further adjust the awards by modifying the performance goals to reflect adjusted utility-based performance goals for Exelon (and ComEd) participants and generation-based performance goals for Constellation Energy Group participants. All other terms of the awards remain unchanged.
The Exelon Compensation Committee used the following process to determine performance share targets and awards:
•
Performance metrics and targets are set in January or February of each performance cycle. The performance metrics underlying the 2020 – 2022 performance share awards were Utility Earned ROE* (33.3%); Utility Net Income* (33.3%); and Exelon FFO/Debt* (33.4%).

•
Performance share targets are based on external commitments and performance scales are aligned to industry standards. We do not disclose actual targets used in our performance share performance cycles until each cycle is completed.

•
At the end of the three-year cycle, the performance factor is calculated based on the weighted average of the actual results for each of the performance metrics. (As noted above, for the 2020 – 2022 cycle, the performance metrics were measured over a two-year period.)

•
The performance factor is subject to a TSR modifier that compares Exelon’s performance relative to the performance of the UTY on a point-by-point basis for the full three-year performance cycle. The TSR modifier is calculated by subtracting the TSR of the UTY over the same performance period from Exelon’s TSR for the period.

•
The final multiplier is applied to the individual’s target equity incentive award to determine the final award.

Pursuant to the terms of the long-term incentive program, performance share award payouts are settled in the form of 50% shares of Exelon common stock and 50% in cash unless participants have achieved 200% or more of their stock ownership guidelines as of the measurement date of June 30, 2022 in which case performance share award payouts are settled 100% in cash.

* See definitions of non-GAAP measures in Appendix A
The following table details the threshold, target, and distinguished (or maximum) performance goals, and the results achieved for the 2020 – 2022 performance cycle.
LTIP Metrics:	Performance Scale					Final Plan Performance	Performance as % of Target	Weighted Performance
	Threshold (50%)	75%	Target (100%)	125%	Distinguished (150%)
Utility Earned ROE*	8.4%	—	9.4%	—	10.1%	9.2%	90.00%	29.97%
Utility Net Income* ($M)	$2,051	—	$2,317	—	$2,515	$2,238	85.15%	28.36%
Exelon FFO/Debt* (%)	≥16<17	≥17<18	≥18<22	≥22<24	≥24.0	18.9%	100.00%	33.40%
2020-2022 Performance Factor:	91.73%
For the 2020-2022 LTIP, the Compensation Committee approved a payout of 104.98%, based on 2020 – 2022 performance and the application of a positive TSR modifier:
2020-2021 Exelon TSR*		35.91%
2020-2021 UTY TSR*	—	21.46%
TSR Modifier:		14.45%
Performance Factor	x	(100% + TSR Modifier)	=	Overall Award Payout
91.73%	x	(100% + 14.45%)	=	104.98%

* See definitions of non-GAAP measures in Appendix A

Compensation Governance and Oversight
ComEd’s compensation program is rooted in strong governance practices including paying for performance, significant stock ownership requirements for executive officers, capping incentive awards, conducting an annual risk assessment of the compensation programs and having a strong clawback provision for incentive compensation awards. The Exelon Compensation Committee is responsible for approving the ComEd CEO’s compensation. The Exelon Compensation Committee develops the ComEd CEO’s compensation based on its analysis of peer group compensation and performance data with its independent compensation consultant. Every year, the Exelon Compensation Committee reviews each element of the ComEd CEO’s compensation including base salary, annual and long-term incentive target opportunities.
As referenced earlier, the Exelon Compensation Committee retains Meridian, an independent compensation consultant, to support its duties and responsibilities. Meridian provides advice and counsel on executive and director compensation matters and provides information and advice regarding market trends, competitive compensation programs, and related governance trends. The Exelon Compensation Committee annually reviews the compensation, performance, and independence of Meridian and approves the firm’s fees and other retention terms.
ComEd’s CEO reviews and recommends to Exelon’s Chief Executive Officer for approval the compensation for ComEd’s executive officers. Total direct compensation can vary by officer based on competencies and skills, scope of responsibilities, the executive’s experience and performance, retention, succession planning and the organizational structure of the businesses.
Stock Ownership and Trading Requirements
To align the interests of executives and shareholders, executives at the vice president level or above are required to own the value of certain multiples of base salary in Exelon common stock within five years of the date of hiring or promotion to a new position. Each ComEd NEO’s minimum ownership is 2x base salary. Stock ownership is measured annually. For additional details about NEO stock ownership, please see the Beneficial Ownership Table.
Anti-Hedging Policy
Our insider trading policy includes provisions that prohibit directors and employees (including officers) and certain of their related persons (including certain family members and entities which they own a significant interest) from engaging in short sales, put or call options, hedging transactions, pledging, or other derivative transactions involving Exelon stock.
Clawback Policy
In 2018, the Exelon Board revised its Clawback Policy to broaden the discretionary ability to clawback incentive compensation when deemed appropriate in the event of (a) a financial restatement or (b) a significant financial loss or serious reputational harm. Exelon anticipates revising its Clawback Policy, as needed, to conform with applicable clawback policy mandates issued by the SEC and as may be issued under Nasdaq listing standards.
Financial Restatement:   Under the current policy, the Board has sole discretion to recoup incentive compensation if it determines that (a) the incentive compensation was based on the achievement of financial or other results that were subsequently restated or corrected, (b) the incentive plan participant engaged in fraud or intentional misconduct that caused or contributed to the need for restatement or correction, (c) a lower incentive plan award would have been made to the participant based on the restated or corrected results, and (d) recoupment is not precluded by applicable law or employment agreements.
Financial Loss or Reputational Harm:   The Exelon Board or Exelon Compensation Committee may also seek to recoup incentive compensation paid or payable to current or former incentive plan participants if, in its sole discretion, the Board or Compensation Committee determines that the current or former incentive plan participant breached a restrictive covenant or engaged or participated in misconduct or intentional or reckless acts or omissions or serious neglect of responsibilities that caused or contributed to a significant financial loss or serious reputational harm to Exelon or its subsidiaries regardless of whether a financial statement restatement or correction of incentive plan results was required, and recoupment is not precluded by applicable law or employment agreements.
Risk Management Assessment of Compensation Policies and Practices
The Exelon Compensation Committee reviews Exelon’s compensation policies and practices as they relate to the Exelon’s risk management practices and risk-taking incentives. In 2022, Exelon’s compensation group partnered with the independent compensation consultant, Meridian, to assess and validate that the controls in place continued to mitigate incentive compensation risks. Following this assessment, the Exelon Compensation Committee believes that the risks arising from Exelon’s compensation policies and practices are not reasonably likely to have a material adverse effect on Exelon.
EXECUTIVE COMPENSATION TABLES
Summary Compensation Table
Name	Year	Salary ($)	Bonus ($) (Note 1)	Stock Awards ($) (Note 2)	Non-Equity Incentive Plan Compensation ($) (Note 3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (Note 4)	All Other Compensation ($) (Note 5)	Total ($)
Gil Quiniones
Chief Executive Officer	2022	585,000	—	1,272,139	608,400	—	269,296	2,734,835
	2021	64,261	—	—	—	—	—	64,261
Elisabeth Graham
SVP, CFO and Treasurer	2022	355,673	46,913	364,897	220,633	56,531	8,566	1,053,213
Terence R. Donnelly
President and	2022	498,532	37,901	522,150	358,027	235,883	25,201	1,677,694
Chief Operating Officer	2021	487,650	41,121	480,189	322,426	184,102	27,946	1,543,434
	2020	481,475	25,000	455,022	345,836	177,139	27,020	1,511,492
Melissa Washington
SVP, Customer	2022	344,306	75,000	364,897	151,733	68,600	35,738	1,040,274
Operations	2021	336,791	9,110	335,553	374,296	60,402	15,708	1,131,860
E. Glenn Rippie
SVP, General Counsel	2022	344,039	136,453	364,897	229,066	—	8,514	1,082,969
Joseph Trpik
Former Interim SVP,	2022	456,194	7,500	1,504,022	286,959	119,172	32,870	2,406,717
CFO and Treasurer	2021	413,101	—	366,050	248,305	93,330	33,186	1,153,972
Notes to the Summary Compensation Table
(1)
In recognition of overall individual performance, an IPM was applied to the annual incentive awards made to Mses. Graham and Washington, and Messrs. Donnelly and Rippie. Messrs. Quiniones and Trpik were not eligible for an IPM. The amounts shown for Mses. Graham and Washington, and Messrs. Donnelly and Trpik each include a recognition award. The amount shown for Mr. Rippie also includes a sign-on amount of $125,000 when he started his employment in January 2022.

(2)
The amounts shown include the aggregate grant date fair value of restricted stock unit and performance share awards granted in 2022. The grant date fair values of the stock awards have been computed in accordance with FASB ASC Topic 718 using the assumptions described in Note 20 of the Combined Notes to Consolidated Financial Statements included in Exelon’s 2022 Annual Report on Form 10-K. Previously reported grant date fair values for the 2020 and 2021 performance share awards were inadvertently overstated as a result of applying an incorrect fair value to each target performance share award. For the 2020 performance share awards, the grant date fair value for Mr. Donnelley was overstated by $32,994. For the 2021 performance share awards, grant date fair values for Messrs. Trpik and Donnelly and Ms. Washington were overstated by, $5,980, $7,845, and $5,482 respectively. The revised amounts for 2020 and 2021 are reflected in the Stock Awards column of the Summary Compensation Table above.

The 2022-2024 performance share award component of the stock award values depicted above are subject to performance conditions and the grant date fair value assumes the achievement of the target level of performance. The below table shows the grant date fair value for the 2022-2024 performance share awards based on achieving target and maximum performance:
	Performance Share Award Grant Date Fair Value ($)
Name	At Target	At Maximum
Quiniones	880,399	1,590,708

Graham	252,529	456,270

Donnelly	361,341	652,872

Washington	252,529	456,270

Rippie	252,529	456,270

Trpik	370,193	669,320

(3)
The amounts shown represent payments made pursuant to the Annual Incentive Plan. For Ms. Washington this amount also includes long-term incentive program payments she was eligible for in prior roles. Previously reported values for Ms. Washington inadvertently omitted amounts paid pursuant to these long-term performance programs. For 2021, the amount of non-equity incentive compensation for Ms. Washington has been revised to reflect the additional awards totaling $192,103.

(4)
The amounts shown in this column represent the change in the accumulated pension and non-qualified deferred compensation benefits for the NEOs from December 31, 2021, to December 31, 2022. None of the NEOs had above-market earnings in a non-qualified deferred compensation account in 2022.

(5)
All Other Compensation: Amounts reported above for 2021 and 2020 have been adjusted to reflect corrected perquisites amounts included in All Other Compensation for Mr. Donnelly and Ms. Washington. For 2021, Mr. Donnelly’s perquisites were overstated by $2,399, and Ms. Washington’s perquisites were overstated by $2,520. For 2020, Mr. Donnelly’s company contribution to savings plans was understated by $5,873.

The following table describes the incremental cost of other benefits provided in 2022 that are shown in this column.

ALL OTHER COMPENSATION
Name	Perquisites ($) (Note 1)	Reimbursement for Income Taxes ($) (Note 2)	Company Contributions to Savings Plans ($) (Note 3)	Company Paid Term Life Insurance Premiums ($) (Note 4)	Total ($)
Quiniones	162,860	85,944	20,167	325	269,296

Graham	—	—	6,329	2,237	8,566

Donnelly	—	—	20,475	4,726	25,201

Washington	17,382	—	14,555	3,801	35,738

Rippie	—	—	8,514	—	8,514

Trpik	10,000	—	19,018	3,852	32,870
Notes to All Other Compensation Table
(1)
Amounts reported for perquisites provided to NEOs include the following:

•
Transportation Services — Exelon’s executive protection team provides secure car services for Mr. Quiniones enabling the performance of duties among the Company’s various offices and facilities. The aggregate incremental cost for this benefit is derived from an average hourly rate for all staff members plus a benefits modifier multiplied by service hours plus fuel costs. Mr. Quiniones was provided with the use of a company car for a period of three months for which there was no aggregate incremental costs to the Company. Executives also receive parking benefits at Company office locations for which there is no aggregate incremental cost.

•
Relocation Benefits — Amount reported for Mr. Quiniones includes $126,605 of relocation benefits provided pursuant to Exelon’s standard relocation benefits program, which is available to all management level employees when needed.

•
Financial Planning — Exelon provides financial planning services to certain of its executives including executives of subsidiaries. Amounts reported above for Mr. Quiniones and Ms. Washington include $16,840 and $16,332, respectively, of financial planning services provided.

•
Charitable contributions — Exelon provides matching charitable contributions to qualified charitable organizations in amounts up to $10,000. Matching gifts are funded by the Exelon Foundation. Amounts reported above include $10,000 of matching gifts made for Mr. Trpik.

•
Health Benefits — NEOs may use Company-provided medical providers for comprehensive physical examinations and related medical testing.

(2)
ComEd provides reimbursements of certain tax obligations incurred including for required relocation expenses incurred as reflected above for Mr. Quiniones.

(3)
Each of the NEOs are eligible to participate in the Company’s 401(k) and Deferred Compensation Plans. Amounts reported represent Company matching contributions to the NEOs’ 401(k) accounts and/or Deferred Compensation Plans.

(4)
ComEd provides basic term life insurance, accidental death and dismemberment insurance, and long-term disability insurance to all non-represented employees, including NEOs. The values shown in this column include the premiums paid during 2022 for long-term disability over and above the basic coverage provided to all employees.

Grants of Plan-Based Awards
	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (Note 1)					Estimated Possible Payouts Under Equity Incentive Plan Awards (Note 2)			All Other Stock Awards: Number of Shares or Units (#) (Note 3)	Grant Date Fair Value of Stock and Option Awards ($) (Note 4)
Name	Approval Date	Grate Date	Threshold ($)	Plan ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
	01/28/22	02/08/22	5,850	468,000	936,000
Quiniones	01/28/22	02/08/22				3,082	18,488	36,976		880,399
	01/28/22	02/08/22							9,106	391,740
	01/28/22	02/08/22	4,243	169,718	339,435
Graham	01/28/22	02/08/22				884	5,303	10,606		252,529
	01/28/22	02/08/22							2,612	112,368
	01/28/22	02/08/22	6,885	275,405	550,810
Donnelly	01/28/22	02/08/22				1,265	7,588	15,176		361,341
	01/28/22	02/08/22							3,738	160,809
	01/28/22	02/08/22	3,891	155,623	311,246
Washington	01/28/22	02/08/22				884	5,303	10,606		252,529
	01/28/22	02/08/22							2,612	112,368
	01/28/22	02/08/22	4,429	177,175	354,350
Rippie	01/28/22	02/08/22				884	5,303	10,606		252,529
	01/28/22	02/08/22							2,612	112,368
Trpik5	01/28/22	02/08/22	6,531	261,250	522,500
	01/28/22	02/08/22				964	5,785	11,570		275,482
	01/28/22	02/08/22							2,849	122,564
	04/01/22	05/02/22				307	1,839	3,678		94,711
	04/01/22	05/02/22							906	42,265
	10/28/22	10/28/22							25,000	969,000
Notes to Grants of Plan-Based Awards Table
(1)
All NEOs have annual incentive plan target opportunities based on a fixed percentage of their base salary. Under the terms of the AIP, threshold performance earns 50% of target, performance at plan earns 100% of target, and the maximum payout is capped at 200% of target. The possible payout at threshold for AIP shown in the table was calculated at 2.5% of target which is 50% performance on the lowest weighted AIP performance metric and assumes performance for all other performance metrics is below threshold (for Mr. Quiniones the calculation is 1.25% of target, which is 50% on the lowest weighted AIP performance metric). For additional information about the terms of these programs, refer to the Compensation Discussion and Analysis (CD&A).

(2)
NEOs have a long-term performance share award target opportunity that is a fixed number of performance shares commensurate with the officer’s position. The possible payout at threshold for performance share awards was calculated at 16.67% of target. The maximum possible payout for performance share awards was calculated at 150% of target, prior to application of a TSR modifier, which may increase or decrease the amount of the awards but may not exceed 200% of target. For additional information about the terms of these programs, refer to the CD&A.

(3)
Reflects the number of RSUs granted during 2022. The first third of the RSU award will vest in 2023, the second third of the RSU award in 2024 and the final third of the RSU award in 2025.

(4)
This column shows the grant date fair value, calculated in accordance with FASB ASC Topic 718,

of the performance share awards and RSUs granted to each NEO during 2022. Fair value of performance share awards is based on an estimated payout of 100% of target.
(5)
In connection with Mr. Trpik’s promotion to Exelon’s Corporate Controller in May 2022, he received an incremental RSU award and performance share award. Additionally, Mr. Trpik received a retention RSU award of 25,000 shares on October 28, 2022, which will vest in equal installments on the first, second, and third anniversary of the grant date.

Outstanding Equity Awards at Fiscal Year-End
No stock option awards are outstanding, and no stock option awards have been granted since 2012.
All equity awards granted prior to February 1, 2022 were modified at the time of Exelon’s separation from Constellation Energy in order to preserve the overall value of the original award. The target number of performance shares was multiplied by the ratio of the pre-separation value of Exelon’s stock (5-day VWAP) divided by the post-separation value of Exelon’s stock (5-day VWAP) resulting in a conversion factor of 1.3184. Values in columns (a) and (c) below reflect post-separation adjusted awards.
	(a)	(b)	(c)	(d)
Name	Number of Shares or Units of Stock That Have Not Yet Vested (#) (Note 1)	Market Value of Shares or Units of Stock That Have Not Yet Vested ($) (Note 2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Yet Vested (#) (Note 3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Yet Vested ($) (Note 4)
Quiniones	9,388	405,832	18,488	799,236

Graham	9,601	415,063	9,536	412,261

Donnelly	18,557	802,201	19,837	857,549

Washington	12,967	560,553	13,862	599,274

Rippie	2,693	116,410	5,303	229,249

Trpik	40,277	1,741,166	16,961	733,237
Notes to Outstanding Equity Table
(1)
The amount shown in column (a) includes the 2020-2022 performance share awards which vested on January 23, 2023. The amount shown also includes the following tranches of RSU awards which were unvested as of December 31, 2022:

•
the final third of an award granted in 2020 (which vested on January 23, 2023),

•
two-thirds of an award granted in 2021 (the second third of which vested on January 23, 2023, and the final third of which will vest on the date of the Compensation Committee’s first regular meeting in 2024), and

•
the full award granted in 2022 (the first third of which vested on January 23, 2023, and one third of which will vest on the date of each of the Compensation Committee’s first regular meetings in 2024 and 2025, respectively.)

All RSU awards accrue additional shares through automatic dividend reinvestment. For Mr. Trpik, the amount in column (a) also includes a retention RSU award for 25,204 shares granted on October 28, 2022. This RSU award will vest in one-third increments as of each of the first three anniversaries of the grant date.
(2)
The value of the awards in column (b) is determined by multiplying the number of shares in column (a) by the closing price on December 30, 2022, of $43.23 (December 31, 2022 being a Saturday).

(3)
The amount in column (c) reflects the target number of performance shares granted under the LTIP in 2021 (for the performance period ending on December 31, 2023) and 2022 (for the performance period ending on December 31, 2024). The ultimate number of shares earned, if any, will be based on the actual performance results at the end of each respective performance period with final awards vesting in January/February 2024 for the 2021-2023 cycle and January/February 2025 for the 2022-2024 cycle.
(4)
The value in column (d) is determined by multiplying the number of shares in column (c) by the closing price on December 30, 2022, of $43.23 (December 31, 2022 being a Saturday).

Option Exercises and Stock Vested
No stock option awards are outstanding or have been granted since 2012 and no stock options were exercised in 2022.
	Stock Awards
Name	Number of Shares Acquired on Vesting (#) (Note 1)	Value Realized on Vesting ($) (Note 2)
Quiniones	—	—

Graham	4,319	246,017

Donnelly	8,630	492,491

Washington	1,746	99,028

Rippie	—	—

Trpik	6,580	375,499
Notes to Option Exercises and Stock Vested Table
(1)
Share amounts are composed of the 2019-2021 performance share awards that vested on January 28, 2022 and the following tranches of prior RSU awards that vested on January 6, 2022:

•
the final third of the RSU awards granted in 2019,

•
the second third of the RSU awards granted in 2020, and the first third of the RSU awards granted in 2021.

(2)
The value of the awards is determined by multiplying the number of shares that vested by the market value of the underlying shares.

Pension Benefits
Exelon sponsors the Exelon Corporation Retirement Program, a defined benefit pension plan that includes the Cash Balance Pension Plan (CBPP), an account-based plan covering eligible NEOs hired between January 1, 2001, and January 1, 2021, and certain NEOs who previously elected to transfer to the CBPP from the Company’s traditional pension plan. The Retirement Program is intended to be tax-qualified under Section 401(a) of the Internal Revenue Code.
Cash Balance Pension Plan
With the exception of Mr. Quiniones and Mr. Rippie who are eligible for an annual enhanced non-discretionary 401(k) contribution in lieu of pension, all NEOs participate in the CBPP. Under the CBPP, a notional account is established for each participant, and the account balance grows as a result of annual benefit credits and annual investment credits. When the CBPP was initially established in 2001, it provided an annual benefit credit of 5.75% of an employee’s base pay and annual incentive award for the year, and an annual investment credit based on the average of that year’s S&P 500 stock index return and the 30-year bond rate for the month of November (subject to a 4% minimum). The benefit and investment credit rates have been subsequently modified periodically pursuant to U.S. Treasury Department guidance on cash balance plans. NEO participants in the CBPP currently receive an annual benefit credit ranging from 7.0% to 10.5% (depending on length of service) of base salary and annual incentive award, and an annual investment credit based on the third segment spot rate of interest on long-term investment grade corporate bonds for the month of November of the year (subject to a 4% minimum). Benefits vest after three years of service and are payable in an annuity or a lump sum at any time following termination of employment. Apart from the benefit credits and the vesting requirement, years of service are not relevant to a determination of accrued benefits under the CBPP.
In 2018, the Company also provided a one-time Transition Benefit Credit to all CBPP participants in recognition of the transition to a fully fixed income investment credit rate. The amount of the credit ranged from 0% to 30.5% of 2018 annualized base pay, based on years of service as of December 31, 2007.
Supplemental Management Retirement Plan
NEOs who participate in the CBPP also participate in the Supplemental Management Retirement Plan (SMRP), which Exelon sponsors as permitted by the Employee Retirement Income Security Act (ERISA). The SMRP provides non-qualified supplemental benefits to the benefits provided under the tax-qualified Retirement Program for individuals whose annual compensation exceeds the limits imposed under the Internal Revenue Code. Under the terms of the SMRP, participants are provided the benefits they would have otherwise received under the CBPP but for the application of the Internal Revenue Code limits. The SMRP offers a lump sum as an optional form of payment. The SMRP also provides a benefit based on the amount of FICA taxes (and, in certain situations, a state income tax differential) imposed on the participant’s SMRP benefits. This benefit is provided in order to equalize the after-tax treatment of participants’ qualified and non-qualified pension benefits. This benefit is provided to all participants in the SMRP.
Since 2004, Exelon does not grant additional years of credited service to executives under the SMRP for any period in which services are not actually performed, except that up to two years of service credits may be provided upon a qualifying termination of employment under severance or up to 2.99 years of service under change in control agreements, and performance-based awards or awards which are intended to make up for lost pension benefits from another employer.
The amount of the change in the pension value for each of the NEOs participating in the CBPP is included in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table above. The present value of each participating NEO’s accumulated pension benefit, which equals the participant’s account balance under the CBPP, is shown in the following table.
Pension Benefits
Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Quiniones1	Cash Balance Pension Plan	—	—	—
	Supplemental Management Retirement Plan	—	—	—
Graham	Cash Balance Pension Plan	12.55	283,950	—
	Supplemental Management Retirement Plan	12.55	65,454	—
Donnelly	Cash Balance Pension Plan	39.53	1,886,887	—
	Supplemental Management Retirement Plan	39.53	1,173,268	—
Washington	Cash Balance Pension Plan	19.71	523,569	—
	Supplemental Management Retirement Plan	19.71	125,216	—
Rippie1	Cash Balance Pension Plan	—	—	—
	Supplemental Management Retirement Plan	—	—	—
Trpik	Cash Balance Pension Plan	21.59	691,856	—
	Supplemental Management Retirement Plan	21.59	530,975	—

(1)
Due to their dates of hire, Messrs. Quiniones and Rippie do not participate in the defined benefit pension plans.

Deferred Compensation Programs
Employee Savings Plan
The Exelon Employee Savings Plan (ESP) is intended to be tax-qualified under Sections 401(a) and 401(k) of the Internal Revenue Code. Exelon maintains the ESP to attract and retain qualified employees, including the NEOs, and encourage retirement savings. The ESP provides the opportunity for participants, including NEOs, to direct pre-tax, after-tax, and Roth payroll contributions of up to 50% of base salaries, which may be supplemented by Company matching and profit-sharing contributions. In addition, Messrs. Quiniones and Rippie, who are not eligible for pension benefits, also receive an annual non-discretionary 401(k) contribution equal to 4% of base pay and annual non-equity incentive compensation. Contributions to the ESP are invested in participant-selected investment funds, which may include the Exelon Corporation stock fund. Distributions are payable pursuant to participant-selected elections after termination of employment. Prior to termination of employment, in-service “hardship” withdrawals or loans are permitted in limited circumstances.
Deferred Compensation Plan
The Exelon Deferred Compensation Plan (DCP) is a non-qualified plan established to facilitate tax and retirement planning. Once ESP participants, including NEOs, reach their statutory contribution limit during the year, payroll contributions and Company contributions will be credited to individual accounts as provided for under the DCP as directed by participant elections filed the preceding year. Available notional investment options under the DCP consist of a basket of investment fund benchmarks that are substantially the same as funds available through the ESP and are generally payable upon termination of employment in connection with participants’ prior distribution elections. Deferred amounts represent unfunded, unsecured obligations of the Company.
Nonqualified Deferred Compensation
	(a)	(b)	(c)	(d)	(e)
Name	Executive Contributions ($) (Note 1)	Registrant Contributions ($) (Note 2)	Aggregate Earnings ($) (Note 3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at YE ($) (Note 4)
Quiniones	13,406	9,725	(270)	—	22,861

Graham	—	—	—	—	—

Donnelly(5)	9,389	7,903	(102,470)	—	838,531

Washington	3,026	2,045	(1,030)	—	9,725

Rippie	—	—	—	—	—

Trpik	7,917	6,355	(28,027)	—	171,230
Notes to Nonqualified Deferred Compensation Table
(1)
The amounts shown are included in the Salary column of the Summary Compensation Table.

(2)
The amounts shown are included in the All Other Compensation column of the Summary Compensation Table.

(3)
The amount shown under aggregate earnings reflects the NEO’s gain or loss based upon the individual allocation of his notional account balance into the basket of mutual fund benchmarks. These gains or losses do not represent current income to the NEO and have not been included in any of the compensation tables shown above because the plan does not provide for above market earnings.

(4)
The amounts shown include amounts deferred in prior years and reported as compensation in the Summary Compensation Table through 2021 as follows: $441,647 for Mr. Donnelly, $5,623 for Ms. Washington and $61,079 for Mr. Trpik.

(5)
The amounts shown for Mr. Donnelly in columns (c) and (e) include deferrals pursuant to a legacy stock deferral plan in the amount of $47,505. This legacy plan provided participants the opportunity to defer the receipt of up to 100% of their vested performance share awards until the earlier of the participant’s retirement or termination. Account balances under this plan are credited with additional shares through automatic dividend reinvestment. This stock deferral plan is no longer offered.
Potential Payments upon Termination or Change in Control
Each NEO is entitled to certain compensation in the event his or her employment terminates, including a termination in connection with or upon a change in control of Exelon. The Compensation Committee adopted changes to severance and change in control benefits effective in 2020, with the amount of benefits payable being contingent upon a variety of factors, including the circumstances under which employment terminates.
Severance Benefits
NEOs are entitled to certain payments and benefits in connection with the Company’s termination of their employment other than for cause or disability or in connection with the NEO’s resignation for good reason, as provided for in the Senior Management Severance Plan (SMSP). Benefits under the SMSP are noted in the table on the following page.
Payments under the SMSP are subject to reduction by Exelon to the extent necessary to avoid imposition of excise taxes imposed by Section 4999 of the Internal Revenue Code on excess parachute payments or under similar state or local law, but only if doing so results in the executive receiving a lesser reduction in after-tax payments.
“Cause” with respect to severance benefits (or change in control benefits discussed below) generally means any of the following (a) refusal to perform or habitual neglect in the performance of duties or responsibilities or of specific directives of the officer to whom the executive reports or of the Board of Directors of Exelon or any of its participating subsidiaries which are not materially inconsistent with the scope and nature of the executive’s duties and responsibilities; (b) willful or reckless commission of acts or omissions which have resulted in, or in Exelon’s reasonable judgment are likely to result in, a material loss or material damage to the reputation of Exelon or any of its affiliates, or that compromise the safety of any employee or other person; (c) commission of a felony or any crime involving dishonesty or moral turpitude; (d) material violation of the Code of Business Conduct (or any corporate policies referenced therein), or of any statutory or common-law duty of loyalty; or (e) any breach by the executive of any of his or her restrictive covenants.
With respect to severance benefits payable upon a regular termination of employment, “good reason” generally means (a) a material reduction of the executive’s salary unless such reduction is part of a policy, program or arrangement applicable to peer executives of Exelon or of the executive’s business unit or (b) a demotion below an executive salary band level.
Change in Control Benefits
Pursuant to the SMSP, NEOs are eligible for certain benefits upon certain involuntary terminations by the Company or a resignation for “good reason” in connection with a change in control of Exelon.
A “change in control” generally includes any of the following: (a) when any person or group acquires 20% of Exelon’s then outstanding common stock or voting securities, (b) the incumbent members of the Exelon Board (or new members nominated by a majority of incumbent directors) cease to constitute at least a majority of the members of the Exelon Board, (c) consummation of a reorganization, merger or consolidation, or sale or other disposition of at least 50% of Exelon’s operating assets (excluding a transaction where Exelon shareholders retain at least 60% of the voting power), or (d) upon shareholder approval of a plan of complete liquidation or dissolution.
“Good reason” in connection with a change in control generally means (a) a material reduction of the executive’s salary, incentive compensation opportunity or aggregate benefits; (b) a material adverse reduction in the Executive’s position, duties or responsibilities (other than with respect a change in a reporting relationship); or (c) a relocation that increases the Executive’s one-way commuting distance to his or her primary business location or Exelon’s principal offices by more than fifty miles.
If the executive resigns for good reason or his or her employment is terminated by Exelon other than for cause or disability, during the period commencing 90 days before a change of control or during the 24-month period following a change in control, the executive is entitled to the benefits outlined in the below table.
	Severance Benefits Upon Termination	Severance Benefits Upon Change in Control
Severance Pay	Continued payment of base salary for a period of 15 months (12 months for Mr. Quiniones and Mr. Rippie1) after termination of employment paid in regular payroll installments.	Continued payment of base salary for a period of 1.5 years (two years for Mr. Quiniones) after termination of employment paid in regular payroll installments.
Annual Incentive Award	Pro-rated award for the year in which termination of employment occurs, and target awards for a period of 15 months (12 months for Mr. Quiniones and Mr. Rippie1) thereafter paid in regular payroll installments.	Pro-rated award for the year in which termination of employment occurs, and target awards for a period of 1.5 years (2 years for Mr. Quiniones) thereafter paid in regular payroll installments.
Equity Awards	See below table.	See below table.
SMRP Benefits	Benefit equal to the amount payable under the SMRP, if any, determined as if the severance period constituted service and the severance pay constituted covered compensation for purposes of the basic benefit under the SMRP.	Same as severance benefit upon termination.
Insurance, Health, and Welfare Benefits
Life, disability, accident, health, and other welfare benefit coverage continues during the severance pay period on the same terms and conditions applicable to active employees.
Executives who were hired prior to January 1, 2018 and attained age 40 prior to January 1, 2021 are eligible for retiree health coverage if they have attained age 50 and completed at least 10 years of service as of the last day of the severance period.
Same as severance benefit upon termination.
Financial Planning	Outplacement and financial planning services for 12 months.	Same as severance benefit upon termination.

(1)
Upon the respective second anniversaries of their employment, Mr. Quiniones will be entitled to 18 months and Mr. Rippie will be entitled to 15 months.

The following table summarizes the treatment of outstanding equity awards granted under the Exelon Long-Term Incentive Plans and related severance arrangements upon a termination of employment for the respective reasons stated below.

	Restricted Stock Units (RSUs)	Long Term Incentive Awards (Including performance share awards)
Retirement1 or Disability	Unvested awards granted in prior years vest; award granted in current year vests if termination date is after June 30	Prior year awards vest and current year award vests on prorated basis, each based on actual performance and payable when paid to active executives
Death	Unvested awards vest	Prior year awards vest and current year award vests on prorated basis, each based on actual performance and payable when paid to active executives
Voluntary Termination (Not retirement eligible)	Unvested awards are forfeited	Unvested awards are forfeited
Involuntary Termination2	Unvested awards vest on a pro-rated basis	Prior and current year awards vest on prorated basis, each based on actual performance and payable when paid to active executives
Involuntary Termination upon a Change in Control	Unvested awards vest	Unvested awards vest based on actual or deemed performance and payable upon termination

(1)
For purposes of equity awards, “retirement” means termination of employment after attaining age 55 and completing at least 10 years of service with ComEd (or another Exelon subsidiary).

(2)
A termination by Exelon prior to attainment of retirement eligibility for reasons other than for cause or disability, or a resignation by an eligible executive for good reason; executive required to execute a waiver and release of claims.

Estimated Value of Benefits to be Received Upon Retirement
The following table shows the estimated value of payments and other benefits to be paid to the NEOs assuming each had retired as of December 31, 2022. These payments and benefits are in addition to the present value of the accumulated benefits from each NEO’s qualified and non-qualified pension plans shown in the tables within the Pension Benefit section and the aggregate balance due to each NEO that is shown in the tables within the Deferred Compensation section.
Name	Cash Payment ($) (Note 1)	Value of Unvested Equity Awards ($) (Note 2)	Total Value of All Payments and Benefits ($)
Quiniones	608,000	—	608,000

Graham	225,000	—	225,000

Donnelly	376,000	1,660,000	2,036,000

Washington	152,000	—	152,000

Rippie	241,000	—	241,000

Trpik	287,000	—	287,000

(1)
Under the terms of the 2022 AIP, a pro-rated annual incentive award is payable upon retirement based on the number of days worked during the year of retirement. The amount above represents the executive’s 2022 annual incentive payout after Company/business unit performance was determined.

(2)
Includes the value of the executives’ unvested performance share awards granted in 2020 (based on actual performance), and 2021 and 2022 (assuming target performance) and the accelerated portion of the executives’ RSU awards that, per applicable awards terms, would vest upon retirement. The value of the shares is based on Exelon’s closing stock price on December 30, 2022, of $43.23 (December 31, 2022 being a Saturday).

Estimated Value of Benefits to be Received Upon Termination due to Death or Disability
The following table shows the estimated value of payments and other benefits to be paid to the NEOs assuming employment is terminated due to death or disability as of December 31, 2022. These payments and benefits are in addition to the present value of the accumulated benefits from the NEO’s qualified and non-qualified pension plans shown in the tables within the Pension Benefit section and the aggregate balance due to each NEO that is shown in tables within the Deferred Compensation section.
Name	Cash Payment ($) (Note 1)	Value of Unvested Equity Awards ($) (Note 2)	Total Value of All Payments and Benefits ($)
Quiniones	608,000	1,205,000	1,813,000

Graham	225,000	827,000	1,052,000

Donnelly	376,000	1,660,000	2,036,000

Washington	152,000	1,160,000	1,312,000

Rippie	241,000	345,000	586,000

Trpik	287,000	2,474,000	2,761,000

(1)
Under the terms of the 2022 AIP, a pro-rated annual incentive award is payable upon death or disability based on the number of days worked during the year of termination. The amount above represents the executives’ 2022 annual incentive payout after Company and/or business unit performance was determined.

(2)
Includes the value of the executives’ unvested performance share awards granted in 2020 (based on actual performance), and 2021 and 2022 (assuming target performance) and the accelerated portion of the executives’ RSU awards that, per applicable award terms, would vest upon death or disability. The value of the shares is based on Exelon’s closing stock price on December 30, 2022, of $43.23 (December 31, 2022 being a Saturday).

Estimated Value of Benefits to be Received Upon Involuntary Separation Not Related to a Change in Control
The following table shows the estimated value of payments and other benefits to be paid to the NEOs assuming they were terminated as of December 31, 2022, under the terms of the SMSP. These payments and benefits are in addition to the present value of the accumulated benefits from the NEO’s qualified and non-qualified pension plans shown in the tables within the Pension Benefit section and the aggregate balance due to each NEO shown in the tables within the Deferred Compensation section.
Name	Cash Payment ($) (Note 1)	Retirement Benefit Enhancement ($) (Note 2)	Value of Unvested Equity Awards ($) (Note 3)	Health and Welfare Benefit Continuation ($) (Note 4)	Perquisites And Other Benefits ($) (Note 5)	Total Value of All Payments and Benefits ($)
Quiniones	1,661,000	—	401,000	3,000	40,000	2,105,000

Graham	909,000	48,000	500,000	24,000	40,000	1,521,000

Donnelly	1,346,000	92,000	1,660,000	18,000	40,000	3,156,000

Washington	779,000	47,000	771,000	22,000	40,000	1,659,000

Rippie	506,000	—	115,000	6,000	40,000	667,000

Trpik	1,391,000	88,000	945,000	34,000	40,000	2,498,000

(1)
Represents the estimated severance benefit equal to 1.25 times for all NEOs with the exception of Mr. Quiniones at 1.0 times, Mr. Rippie at 0.5 times, and Mr. Trpik at 1.5 times the sum of (i) current base salary and (ii) the target annual incentive for the year of termination, plus a pro-rated annual incentive award for the year in which termination occurs. The amount above represents the executives’ 2022 annual incentive payout after Company/business unit performance was determined.

(2)
Represents the estimated retirement benefit enhancement that consists of a one-time lump sum payment based on the actuarial present value of a benefit under the non-qualified pension plan assuming that the severance pay period was taken into account for purposes of vesting, and the severance pay constituted covered compensation for purposes of the non-qualified pension plan.
(3)
Includes the value of the executives’ unvested performance share awards granted in 2020 (based on actual performance), and 2021 and 2022 (assuming target performance) and the unvested portion of the executives’ RSU awards that, per applicable award terms, would vest upon an involuntary separation not related to a change of control. The value of the shares is based on Exelon’s closing stock price on December 30, 2022 of $43.23 (December 31, 2022 being a Saturday).

(4)
Estimated costs of healthcare, life insurance, and long-term disability coverage which continue during the severance period.

(5)
Estimated costs of outplacement and financial planning services for up to 12 months for all NEOs.

Estimated Value of Benefits to be Received Upon a Qualifying Termination following a Change in Control
The following table shows the estimated value of payments and other benefits to be paid to the NEOs assuming they were terminated upon a qualifying change in control as of December 31, 2022. These payments and benefits are in addition to the present value of accumulated benefits from the NEO’s qualified and non-qualified pension plans shown in the tables within the Pension Benefit section and the aggregate balance due to each NEO shown in tables within the Deferred Compensation section.
Name	Cash Payment ($) (Note 1)	Retirement Benefit Enhancement ($) (Note 2)	Value of Unvested Equity Awards ($) (Note 3)	Health and Welfare Benefit Continuation ($) (Note 4)	Perquisites And Other Benefits ($) (Note 5)	Potential Scaleback ($)	Total Value of All Payments and Benefits ($)
Quiniones	2,714,000	—	1,205,000	6,000	40,000	—	3,965,000

Graham	1,045,000	57,000	827,000	28,000	40,000	(120,000)	1,877,000

Donnelly	1,540,000	120,000	1,660,000	21,000	40,000	—	3,381,000

Washington	904,000	61,000	1,160,000	26,000	40,000	—	2,191,000

Rippie	1,038,000	—	345,000	18,000	40,000	(271,000)	1,170,000

Trpik	1,760,000	118,000	2,474,000	46,000	40,000	—	4,438,000

(1)
Represents the estimated cash severance benefit equal to 1.5 times (2 times for Mr. Quiniones and Mr. Trpik) the sum of (i) current base salary and (ii) the annual incentive award at target, plus a pro-rated annual incentive award for the year in which termination occurs. The amount above represents the executives’ 2022 annual incentive payout after Company/business unit performance was determined.

(2)
Represents the estimated retirement benefit enhancement that consists of a one-time lump sum payment based on the actuarial present value of a benefit under the non-qualified pension plan assuming that the severance pay period was taken into account for purposes of vesting, and the severance pay constituted covered compensation for purposes of the non-qualified pension plan.

(3)
Includes the value of the executives’ unvested performance shares, which will vest upon termination at the actual level earned and awarded (for 2020, based on actual performance and for 2021 and 2022, assuming target performance) and the accelerated portion of the executives’ RSUs that would vest upon a qualifying termination following a change in control. The value of the shares is based on Exelon’s closing stock price on December 30, 2022 of $43.23 (December 31, 2022 being a Saturday).

(4)
Estimated costs of healthcare, life insurance and long-term disability coverage which continue during the severance period.

(5)
Estimated costs of outplacement and financial planning services for up to 12 months for all NEOs.

CEO PAY RATIO
As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and SEC rules, we are providing the following information about the relationship of annual total compensation,

calculated pursuant to SEC rules, of ComEd’s median employee and ComEd’s CEO. For 2022, the ratio of annual total compensation to ComEd’s CEO and the median of the annual total compensation of all employees was 12:1, demonstrating our commitment to balance equitable compensation stewardship with competitively based compensation that drives and rewards performance. Utilizing the Summary Compensation Table, the total compensation for ComEd’s CEO, and the median employee, is $2,734,835 and $221,751, respectively.
On December 31, 2022, ComEd’s employee population consisted of approximately 6,355 individuals (excluding the ComEd CEO). The consistently applied compensation measure used to identify the median employee was W-2 Box 1 wages for employees as of December 31, 2022. After identifying the median employee, the annual total compensation for the median employee was calculated using the same methodology used in compiling the Summary Compensation Table in this information statement for ComEd’s NEOs. This ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. We believe the methodology, assumptions, and estimates used in determining the ratio are reasonable given our specific employee population.
Because SEC rules provide flexibility in determining the methodology, assumptions, and estimates used to determine pay ratios and the fact that workforce composition issues differ significantly between companies, comparability of pay ratios amongst companies may be limited.
PAY FOR PERFORMANCE
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid and certain financial performance of the Company. For further information concerning the Company’s variable pay-for-performance philosophy and how the Company’s aligns executive compensation with the Company’s performance, refer to the Compensation Discussion and Analysis.
									Value of initial fixed $100 investment based on:
	Summary Compensation Table Total for PEO ($) (Note 1)			Compensation Actually Paid to PEO ($) (Note 2)			Average Summary Compensation Table Total for Non-PEO NEOs ($) (d) (Note 3)	Average Compensation Actually Paid to Non-PEO NEOs ($) (e) (Note 4)	Exelon TSR ($) (f) (Note 5)	Peer Group TSR ($) (g) (Note 6)	Net Income ($M) (h) (Note 7)	Utility Earned ROE* (i) (Note 8)
Year (a)	Quiniones (b1)	Butler (b2)	Dominguez (b3)	Quiniones (c1)	Butler (c2)	Dominguez (c3)
2022	2,734,835	—	—	2,642,671	—	—	1,452,173	1,341,285	147	122	2,054	9.4%
2021	64,261	4,596,942	3,388,832	64,261	8,334,991	5,424,656	1,235,926	1,616,790	136	121	1,616	9.2%
2020	—	—	2,413,739	—	—	1,695,573	1,126,747	865,560	96	103	1,099	8.7%
Notes to Pay-For-Performance Table
(1)
The dollar amounts reported in column (b1), (b2), and (b3) are the amounts of total compensation reported for Mr. Quiniones (ComEd’s current CEO), Mr. Butler (former interim CEO from October 1, 2021 – November 15, 2021), and Mr. Dominguez (former CEO through October 1, 2021), respectively, for each corresponding year in the “Total” column of the Summary Compensation Table.

•
As discussed in Exelon’s 2023 Proxy Statement, it was determined that not all incremental costs were reported for the use of corporate aircraft in 2020 and 2021. The revised aggregate incremental cost amounts for the use of corporate aircraft are reflected in the 2020 total for Mr. Dominguez and in the 2021 total for Mr. Butler.

(2)
The dollar amounts reported in columns (c1), (c2) and (c3) represent the amount of “compensation actually paid” to Messrs. Quiniones, Butler and Dominguez as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Messrs. Quiniones, Butler, and Dominguez during the applicable year. Compensation actually paid is determined using the following assumptions:
Date	Performance Share Cycle	Closing Stock Price ($)	Performance	Exelon TSR	Performance fair value multiplier
12/31/2022	2022-2024	43.23	89.19%	108.60%	96.86%
12/31/2022	2021-2023	43.23	88.29%	107.10%	94.56%
12/31/2022	2020-2022	43.23	100.00%	100.00%	100.00%
12/31/2021	2021-2023	57.76	96.22%	128.10%	123.26%
12/31/2021	2020-2022	57.76	91.73%	124.10%	113.84%
12/31/2021	2019-2021	57.76	80.53%	87.69%	70.62%
12/31/2020	2020-2022	42.22	90.33%	95.10%	85.90%
12/31/2020	2019-2021	42.22	82.27%	78.90%	64.91%
12/31/2020	2018-2020	42.22	76.01%	83.74%	63.65%
12/31/2019	2019-2021	45.59	96.30%	76.30%	73.48%
12/31/2019	2018-2020	45.59	99.97%	96.90%	96.87%
12/31/2019	2017-2019	45.59	114.76%	93.85%	107.70%

*
See definitions of non-GAAP measures in Appendix A

In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to their total compensation for each year to determine the compensation actually paid:
		Adjustments
Year	Reported Summary Compensation Table Total for PEO ($)	Reported Value of Equity Awards (a) ($)	Equity Award Adjustments (b) ($)	Reported Change in the Actuarial Present Value of Pension Benefits (c) ($)	Pension Benefit Adjustments (d) ($)	Compensation Actually Paid to PEO ($)
2022 - Quiniones	2,734,835	(1,272,139)	1,179,975	—	—	2,642,671
2021 - Quiniones	64,261	—	—	—	—	64,261
2021 - Butler	4,596,942	(2,459,853)	6,252,583	(149,556)	94,875	8,334,991
2021 - Dominguez	3,388,832	(1,111,884)	3,232,652	(181,413)	96,469	5,424,656
2020 - Dominguez	2,413,739	(1,053,636)	393,603	(143,843)	85,710	1,695,573

(a)
The grant date fair value of equity awards represents the total of the amounts reported in the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table for the applicable year.

(b)
The amounts deducted or added in calculating the equity award adjustments are as follows:

	Year End Fair Value of Equity Awards ($)	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards ($)	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year ($)	Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)	Total Equity Award Adjustments ($)
2022 - Quiniones	1,179,975	—	—	—	—	1,179,975
2021 - Quiniones	—	—	—	—	—	—
2021 - Butler	3,885,483	2,345,503	—	21,596	—	6,252,583
2021 - Dominguez	1,756,283	1,451,838	—	24,531	—	3,232,652
2020 - Dominguez	926,959	(589,081)	—	55,725	—	393,603

(c)
The amounts included in this column are the amounts reported in “Change in Pension and Nonqualified Deferred Compensation” column of the Summary Compensation Table for each applicable year.

(d)
The total pension benefit adjustments for each applicable year include the aggregate of two components: (i) the actuarially determined service cost for services rendered by PEO’s during the applicable year (the “service cost”); and (ii) the entire cost of benefits granted in a plan amendment (or initiation) during the applicable year that are attributed by the benefit formula to services rendered in periods prior to the plan amendment or initiation (the “prior service cost”), in each case, calculated in accordance with U.S. GAAP. The amounts deducted or added in calculating the pension benefit adjustments are as follows:

	Service Cost ($)	Prior Service Cost ($)	Total Pension Benefit Adjustments ($)
2022 - Quiniones	—	—	—
2021 - Quiniones	—	—	—
2021 - Butler	94,875	—	94,875
2021 - Dominguez	96,469	—	96,469
2020 - Dominguez	85,710	—	85,710

(3)
The dollar amounts reported in column (d) represent the average of the amounts reported for the Company’s named executive officers (NEOs) as a group (excluding PEO(s)) in the “Total” column of the Summary Compensation Table in each applicable year. The names of each of the NEOs (excluding PEOs) included for purposes of calculating the average amounts in each applicable year are as follows:

FY	NEOs (excluding the PEO(s))
2022	Elisabeth Graham, Terence Donnelly, Melissa Washington, E. Glenn Rippie, Joseph Trpik
2021	Joseph Trpik, Jeanne Jones, Terence Donnelly, Veronica Gomez, M. Michelle Blaise, Melissa Washington
2020	Jeanne Jones, Terence Donnelly, Veronica Gomez, M. Michelle Blaise

(4)
The dollar amounts reported in column (e) represent the average amount of “compensation actually paid” to the NEOs as a group (excluding the PEO(s)), as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the NEOs as a group (excluding the PEO(s)) during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to average total compensation for the NEOs as a group (excluding the PEO(s)) for each year to determine the compensation actually paid, using the same methodology described above in Note 3:

	Average Reported Summary Compensation Table Total for Non-PEO NEOs ($)	Average Reported Value of Equity Awards ($)	Average Equity Award Adjustments (a) ($)	Average Reported Change in the Actuarial Present Value of Pension Benefits ($)	Average Pension Benefit Adjustments (b) ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)
2022	1,452,173	(624,173)	570,976	(96,037)	38,345	1,341,285
2021	1,235,926	(340,078)	764,881	(96,603)	52,665	1,616,790
2020	1,126,747	(343,867)	143,374	(109,523)	48,829	865,560

(a)
The amounts deducted or added in calculating the total average equity award adjustments are as follows:

	Average Year End Fair Value of Equity Awards ($)	Year over Year Average Change in Fair Value of Outstanding and Unvested Equity Awards ($)	Average Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year ($)	Average Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Average Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)	Average Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation ($)	Total Average Equity Award Adjustments ($)
2022	615,108	(40,983)	—	(3,149)	—	—	570,976
2021	494,055	264,258	5,283	8,484	(7,199)	—	764,881
2020	302,524	(160,379)	—	1,228	—	—	143,374

(b)
The amounts deducted or added in calculating the total pension benefit adjustments are as follows:

	Average Service Cost ($)	Average Prior Service Cost ($)	Total Average Pension Benefit Adjustments ($)
2022	38,345	—	38,345
2021	52,665	—	52,665
2020	48,829	—	48,829

(5)
ComEd does not have any securities listed and traded on a securities exchange. The values in column (f) represent cumulative TSR of ComEd’s parent Exelon, which is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the Exelon’s share price at the end and the beginning of the measurement period by the Exelon’s share price at the beginning of the measurement period.

(6)
The values in column (g) represent the peer group TSR for Exelon because ComEd does not have any securities listed or traded on a securities exchange. The peer group used for this purpose is the published industry index: Philadelphia Utility Index, a market capitalization-weighted index composed of geographically diverse public utility stocks.

(7)
The dollar amounts reported in column (h) represent the amount of net income reflected in the Company’s audited financial statements for the applicable year.

(8)
Utility Earned ROE in column (i) is calculated using adjusted (non-GAAP) operating earnings, reflecting all lines of business for the utility businesses (electric distribution, gas distribution, transmission), divided by average shareholder’s equity over the year. Management uses operating ROE as a measurement of the actual performance of the company’s utility business. While the

Company uses numerous financial and non-financial performance measures for the purpose of evaluating performance for the Company’s compensation programs, the Company has determined that Utility Earned ROE is the financial performance measure that, in the Company’s assessment, represents the most important performance measure (that is not otherwise required to be disclosed in the table) used by the company to link compensation actually paid to the company’s NEOs, for the most recently completed fiscal year, to company performance.
Discussion
TSR Absolute and Relative Performance to the UTY
The chart below compares the cumulative TSR outperformance of Exelon to the peer group (UTY).
Financial Measures that Align to the Overall Business Strategy to Drive Compensation
The following are the most important financial performance measures, as determined by the Company, that link compensation actually paid to our NEOs to the Company’s performance for the most recently completed fiscal year: Adjusted (non-GAAP) operating EPS*, Exelon Net Income (GAAP), and Utility Earned ROE*.
Pay for Performance Alignment
The chart below compares the PEO and other NEOs’ Compensation Actually Paid (CAP) to TSR.

* See definitions of non-GAAP measures in Appendix A
The chart below compares the PEO and other NEOs’ CAP to Exelon Net Income (GAAP).

The chart below compares the PEO and other NEOs’ CAP to Utility Earned ROE.

* See definitions of non-GAAP measures in Appendix A
DIRECTOR COMPENSATION
The Exelon Corporate Governance Committee is responsible for reviewing and making recommendations to the Exelon Board regarding ComEd’s non-employee director compensation program.
Non-employee directors of the ComEd Board receive an annual retainer of $70,000 paid quarterly in arrears. All non-employee directors also receive fees of $2,000 for each ComEd Board or committee meeting attended whether in person or by means of phone or video conferencing equipment. The ComEd Board does not receive any type of equity compensation.
Directors may elect to defer any portion of their cash compensation in a non-qualified multi-fund deferred compensation plan. Each director has an unfunded account in which the dollar balance can be invested in one or more of several mutual funds, including one fund composed entirely of Exelon common stock. Fund balances (including those amounts invested in the Exelon common stock fund) will be settled in cash and may be distributed in a lump sum or in annual installment payments upon a director reaching age 65, age 72 or upon retirement from the ComEd Board. The investment funds are identical to those available to executive officers and are generally identical to those available to company employees who participate in the Exelon ESP.
Other Benefits Provided
From time to time, ComEd directors may be invited to bring spouses or guests to Exelon, ComEd or industry related events. When such invitations are extended, ComEd covers the cost of spousal or guest travel, meals, lodging and related activities. The value of spousal or guest related travel is calculated according to IRS regulations and imputed to the director as additional taxable income. Directors also receive reimbursement to cover the additional taxes owed on such imputed income. However, in most cases there is no direct incremental cost to ComEd of providing transportation and lodging for a spouse or guest when he or she accompanies the director, and the only additional costs are those for meals and activities and to reimburse for the taxes on the imputed income. In 2022, there were no such events that resulted in imputed income or any tax reimbursements.
ComEd also has a matching gift program that is available to all non-employee directors. Under this program, ComEd will match directors’ contributions to eligible not-for-profit organizations up to $15,000 per year.
2022 Non-Employee Director Compensation
The following table summarizes the compensation paid for each non-employee directors who served as a member of the ComEd Board for all or part of 2022.
Name	Annual Board Retainers ($)	Meeting Fees ($)	All Other Compensation ($) (Note 3)	Total ($)
DeBenedictis1	24,423	6,000	15,000	45,423

Estrada	70,000	10,000	8,500	88,500

Scott2	62,806	10,000	11,250	84,056

Shah2	62,222	10,000	—	72,222
Total	219,451	36,000	34,750	290,201

(1)
Mr. DeBenedictis did not stand for re-election in 2022 and his compensation was prorated through May 2022.

(2)
Ms. Scott’s compensation was prorated from her election date of February 7, 2022, and Ms. Shah’s compensation was prorated from her election date of February 10, 2022.

(3)
Values in this column represent the Company’s matching portion of the director’s contribution to qualified not-for-profit organizations pursuant to ComEd’s matching gift plan.

BENEFICIAL OWNERSHIP
As of April 3, 2023, Exelon Corporation indirectly owns 127,002,904 shares of ComEd common stock, accounting for more than 99% of all outstanding shares. Accordingly, the only beneficial holder of more than five percent of ComEd’s voting securities is Exelon, and none of the directors or executive officers of ComEd hold any ComEd voting securities.
The following table shows the ownership of Exelon common stock as of March 31, 2023, by each ComEd director, each ComEd NEO in the Summary Compensation Table, and for all ComEd directors and executive officers as a group. No stock option awards are outstanding, and no stock option awards have been granted since 2012.

The shares owned by directors and executive officers, both individually and as a group, constitute less than 1% of the total number of shares of Exelon common stock outstanding. No ComEd securities are authorized for issuance under any equity compensation plans.
	EXC Shares Owned Directly or Indirectly (Note 1)	EXC Total Shares Beneficially Owned
Calvin G. Butler Jr.	192,934	192,934

Ricardo Estrada	—	—

Gil Quiniones	17,828	17,828

Zaldwaynaka Scott	—	—

Smita Shah	687	687

Elisabeth Graham	15,984	15,984

Terence R. Donnelly	85,572	85,572

Melissa Washington	20,422	20,422

E. Glenn Rippie	5,351	5,351

Joseph Trpik	70,777	70,777
Directors & Executive Officers as a group (11 people)2	417,756	417,756

(1)
Includes any shares as to which the individual has sole or shared voting or investment power, RSUs and deferred shares held in the Stock Deferral Plan, and any phantom shares held in a non-qualified deferred compensation plan which will be settled in cash on a 1 for 1 basis upon retirement or termination.

(2)
Total includes shares held by all ComEd directors and NEOs as well as ComEd executive officers listed in Item 1, Executive Officers of the Registrants in ComEd’s 2022 Annual Report on Form 10-K filed on February 14, 2023, who are not NEOs for purposes of compensation disclosure.

SECURITY HOLDERS SHARING AN ADDRESS
If you share an address with another shareholder, you may receive only one copy of this Information Statement, unless you or the other shareholder have provided contrary instructions. If you wish to receive a separate copy of these materials, please request the additional copy by contacting us in writing at 10 South Dearborn Street, Chicago, Illinois 60603, or by phone at (312) 394-4321. A separate copy of the materials will be sent promptly following receipt of your request.

Appendix A
Definitions of Non-GAAP Measures
Exelon reports its financial results in accordance with accounting principles generally accepted in the United States (GAAP) and supplements its reporting with certain non-GAAP financial measures, including:
•
Adjusted (non-GAAP) operating earnings per share

•
Adjusted operating earnings

•
Operating ROE

•
CFO (Cash from Operations)/Debt

•
FFO (Funds from Operations)/Debt

These non-GAAP financial measures are not a presentation defined under GAAP and may not be comparable to other companies’ presentations. Exelon provides these non-GAAP financial measures as supplemental information and should not be deemed more useful than, a substitute for, or an alternative to the most comparable GAAP measures.
This information is intended to enhance an investor’s overall understanding of period over period financial results and provide an indication of Exelon’s baseline operating performance by excluding items that are considered by management to be not directly related to the ongoing operations of the business. In addition, this information is among the primary indicators management uses as a basis for evaluating performance, allocating resources, setting incentive compensation targets, and planning and forecasting of future periods.
Adjusted (non-GAAP) operating earnings per share excludes certain costs, expenses, gains and losses and other specified items considered by management to be not directly related to the ongoing operations of the business.
The table below reconciles reported GAAP earnings per share to adjusted (non-GAAP) operating earnings per share for 2022 (amounts may not add due to rounding).
2022 GAAP Net Income	$ 2.08
Adjustments:
Asset impairments	0.04
Separation costs	0.02
Income tax-related adjustments	0.12
2022 Adjusted (non-GAAP) Operating Earnings Per Share	$ 2.27
Adjusted operating earnings excludes certain costs, expenses, gains and losses and other specified items considered by management to be not directly related to the ongoing operations of the business.
The table below reconciles between Net income attributable to common shareholders from continuing operations as determined in accordance with GAAP and adjusted (non-GAAP) operating earnings for 2022 (amounts may not add due to rounding).

Net Income from Continuing Operations	$ 2,054
Adjustments:
Market-to-market impact of economic hedging activities	4
Asset impairments	38
Asset retirement obligation	(4)
ERP system implementation costs	1
Separation costs	24
Income tax-related adjustments	122
2022 Adjusted operating earnings	$ 2,239
Operating ROE is calculated using operating net income divided by average equity for the period. The operating income reflects all lines of business for the utility business (electric distribution, gas distribution, transmission).
CFO (Cash from Operations)/Debt is a coverage ratio that compares cash flow from operations adjusted for common dividends and change in cash on hand to total debt. The ratio is calculated following Moody’s current methodology.
FFO (Funds from Operations)/Debt is a coverage ratio that compares funds from operations to total debt. The ratio is calculated following S&P’s current methodology.
The most directly comparable GAAP measure to CFO and FFO is GAAP Cash Flow from Operations and the most directly comparable GAAP measure to Debt is Long-Term Debt plus Short-Term Borrowings. Management uses CFO/Debt (and previously, FFO/Debt) to evaluate financial risk by measuring the company’s ability to service debt using cash from operations. We believe the measure enhances an investor’s overall understanding of the creditworthiness of Exelon’s operating companies.
Due to the forward-looking nature of some forecasted non-GAAP measures, information to reconcile the forecasted adjusted (non-GAAP) measures to the most directly comparable GAAP measure may not be currently available; therefore, management is unable to reconcile these measures.ar period; however, under the terms of Exelon’s Long-Term Incentive Plans, the Compensation